Exhibit 99

FOR IMMEDIATE RELEASE

April 22, 2009

THE EASTERN COMPANY REPORTS RESULTS

FOR THE FIRST QUARTER OF 2009

Naugatuck, CT–The Eastern Company (NYSE Amex - EML) today announced the results of its operations for the first quarter of 2009. Sales for the quarter were $28.4 million, compared to $32.9 million for the same period in 2008, a 14% decrease. The net loss for the first quarter was $(1.1) million, or $(0.18) per diluted share, compared to a profit of $1.2 million, or $0.20 per diluted share that was reported in the same quarter of 2008.

Leonard F. Leganza, Chairman, President and CEO stated, “The erosion in the global economy during 2008 continued to affect us in the first quarter of 2009. We experienced sales decreases in all of our primary markets except for military and mining markets where sales were up 109% and 52%, respectively. Especially hard hit in the quarter were the markets of vehicular accessories including Class 8 trucks to which we provide a variety of latching and locking products as well as sleeper cabs. Also hard hit were travel related markets to which we supply luggage locks, the electronic and gaming markets to which we supply various locks and the coin metering and collection systems for the commercial laundry markets. All of these sectors reflect the overall weakness in the general economy. While there were some small positive signs of business improvement in the latter part of the quarter, it is still too early to anticipate when our markets will regain their strength.”

Mr. Leganza continued, “In response to the reduced sales activity and future economic uncertainty we have taken measures, as painful as they may be, to best align our manufacturing costs and expenses with the current production schedules and personnel requirements. These measures included reductions of personnel, shorter work schedules for some and where ever practical the elimination of discretionary spending. Some of the cost impact of those actions have affected the first quarter while the benefit of these actions will be realized in future periods.”

Mr. Leganza continued further, “Our liquidity and cash flow requirements are adequate with no expected impairment of our dividend payments, debt service requirements or important and necessary capital expenditures. We will take whatever measures necessary to enhance that liquidity position, as well as whatever further action may be necessary to improve our operating results and pursue our strategic initiatives.”

Mr. Leganza concluded, “We cannot predict when or how the economy’s problems will be resolved, but until then we will make every effort to put ourselves in a strong strategic position to enjoy the benefits of that recovery when it occurs. It will be important for us to be able to take advantage of the opportunities that we believe will be available to us. We continue to actively seek opportunities available to us utilizing our strong financial position along with the assistance of Morgan Joseph & Co. Inc.”

The Eastern Company is a 151-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended

	April 4, 2009	March 29, 2008
Net Sales	$28,432,473	$32,918,911

Net (Loss) Income	(1,082,530)	1,206,678

Net (Loss) Income Per Share:
Basic	$(0.18)	$0.21
Diluted	$(0.18)	$0.20

Weighted average
shares outstandings:
Basic	5,965,751	5,811,962
Diluted	5,965,751	6,157,130